Exhibit 99.1

Memorandum to Employees

Subject: Lilly to Acquire Dermira

Team,

Just a few moments ago, we announced that we have entered into a definitive agreement for Lilly to acquire Dermira for $18.75 per share, or approximately $1.1 billion.

Management and our Board of Directors did not take this decision lightly – there was much diligence done to ensure that Lilly was the right company, with the experience, resources and strategic vision to move our programs forward, especially lebri as we have just begun the Phase 3 program and recently received Fast Track designation from the FDA. And, we wanted to ensure the acquisition reflected the value we have generated across our portfolio, which we are confident it does.

Throughout our conversations with Lilly, they have been impressed with what we have been able to build and deliver as a small company, and you should feel proud of the work you have done to get us to where we are today.

Reaching this agreement is no small feat. It has always been important to us that we find partners, and in this case a buyer, that shares our vision for taking strong science and turning it into novel therapies that address some of the most burdensome skin conditions. Lilly is a century old company with a decorated history in development and commercialization across many therapeutic areas. They have a significant interest in immunology and believe that lebri is a great fit for their pipeline. They also have experience in dermatology and are enthusiastic about extending their existing dermatology franchise with the addition of QBREXZA.

We will talk more about what this means and what to expect when we meet later this morning for an all-staff meeting at 10am PT. In addition, the Lilly leadership team is excited about the opportunity to meet you all and visit us in Menlo Park. We will have a second all-staff meeting on Monday to introduce several of the leaders where they will provide an overview of the company and share more about their vision and mission.

As announced, we expect the transaction to be completed by the end of the first quarter of 2020. From now through the close of the transaction, we will operate business as usual. I realize that in some respects it may not feel like business as usual, but we have a responsibility to keep our eye on the ball and charge ahead to execute on our objectives, including the continued enrollment of our Phase 3 study for lebri and ensuring that QBREXZA is top of mind for physicians with primary axillary hyperhidrosis patients.

Today is the first step in a process that we expect will lead to the close of the transaction. Until that time, there will be many details to work through, including what this means for Dermira and for each of us. While we do not have every answer today, I am committed to ensuring that we are as transparent as possible with you throughout the process. Most importantly, I want you to know how much I appreciate your dedication to our programs and patients, and to the unique and successful organization we have built together.

I look forward to our discussion later this morning.

Tom

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the acquisition of Dermira by Lilly. Such forward-looking statements include, but are not limited to, the ability of Dermira and Lilly to complete the transactions contemplated by the merger agreement, statements about the expected timetable for completing the transaction, Dermira’s beliefs and expectations and statements about the benefits sought to be achieved in Lilly’s proposed acquisition of Dermira, the potential effects of the acquisition on both Lilly and Dermira, and the possibility of any termination of the merger agreement. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements.

These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the timing of the offer and the subsequent merger; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement on Dermira’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; and other uncertainties pertaining to the business of Dermira, including those set forth in the section entitled “Risk Factors” set forth in Dermira’s Annual Report on Form 10-K, Dermira’s Quarterly Reports on Form 10-Q and other filings Dermira makes with the Securities and Exchange Commission (SEC) from time to time for a discussion of important factors that may cause actual results to differ materially from those expressed or implied by Dermira’s forward-looking statements. Such forward-looking statements speak only as of the date of this news release. Dermira undertakes no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of Dermira has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Dermira common stock, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Lilly will file a tender offer statement on Schedule TO with the SEC, and thereafter Dermira will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer.

THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY DERMIRA’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Both the tender offer statement and the solicitation/recommendation statement will be mailed to Dermira’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Dermira by contacting investor relations at investor@dermira.com or by phone at (650) 421-7200. In addition, the tender offer statement, the related letter of transmittal and certain other tender offer documents and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available for free at www.sec.gov, upon filing with the SEC. In addition to these documents, Dermira files annual, quarterly and current reports and other information with the SEC, which are also available for free at www.sec.gov. In addition, the solicitation/recommendation statement and the other documents filed by Dermira with the SEC are available to all stockholders of Dermira for free at https://investor.dermira.com/financials/sec-filings/default.aspx.

DERMIRA’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9 CAREFULLY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO, AS WELL AS IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF DERMIRA COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.